Exhibit (a)(5)(B)

Paris, January 31, 2017, 22:01 CET – Casino, Guichard-Perrachon (“Casino”) and Cnova N.V. (“Cnova”) announce today the final results of the tender offers targeting the ordinary shares of Cnova (the “Cnova Shares”) made in the United States (the “U.S. Offer”) and in France (the “French Offer”, and together with the U.S. Offer, the “Offers”).

According to the final results communicated to Casino, 31,728,136 Cnova Shares have been tendered into the Offers (of which 16,760,610 to the U.S. Offer and 14,967,526 to the French Offer). As a consequence, Casino should hold (with the shareholdings of its subsidiaries), following the settlement of the Offers, 340,665,252 Cnova Shares representing 98.88 % of the share capital and 99.41 % of the voting rights of Cnova.

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ANALYST AND INVESTOR CONTACTS

Régine GAGGIOLI – Tel: +33 (0)1 53 65 64 17

rgaggioli@groupe-casino.fr

 or

+33 (0)1 53 65 24 17

IR_Casino@groupe-casino.fr

PRESS CONTACTS

GROUPE CASINO

Tél : +33 (0)1 53 65 24 78

directiondelacommunication@groupe-casino.fr

AGENCE IMAGE SEPT

Simon ZAKS – Tél : +33 (0)6 60 87 50 29 – szaks@image7.fr
Karine ALLOUIS – Tél : + 33 (0)6 11 59 23 26  – kallouis@image7.fr

Disclaimer

Access to this document and to any document relating to the tender offer can be subject to legal restrictions in certain jurisdictions. The breach of such legal restrictions can constitute a violation of applicable securities laws and regulations in certain jurisdictions. Casino, Guichard-Perrachon declines any responsibility in the event a violation of applicable regulations by any person shall occur.

Paris, 31 January 2017

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